Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2023 Second Quarter

•	As reported revenue was flat; 7% constant currency organic revenue growth
•	As reported loss per share of ($3.15); adjusted EPS of $1.99
•	As reported loss includes an impairment charge of $490.6 million related to the Dental segment

DUBLIN, IRELAND - (November 9, 2022) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2023 second quarter ended September 30, 2022. Revenue as reported for the quarter was flat at $1.2 billion compared with $1.2 billion in the second quarter of fiscal 2022. Constant currency organic revenue (see Non-GAAP Financial Measures) increased 7% for the second quarter of fiscal 2023 as compared to the second quarter of fiscal 2022.

“We are pleased with our operational performance in the quarter, which reflected solid constant currency organic revenue growth in a challenging environment,” said Dan Carestio, President and Chief Executive Officer of STERIS. “As anticipated, we saw some relief on the availability of supply chain components during the quarter and were able to begin more rapidly shipping Healthcare capital equipment in September. Our strong backlog, combined with increased visibility on supply chain, continue to lead us to expect a strong second half of capital equipment shipments.”

Second Quarter Operating and Segment Results
As reported, net loss for the second quarter was $315.3 million or ($3.15) per share, compared with net income of $69.8 million or $0.69 per diluted share in the second quarter of fiscal 2022. During the quarter, the Company recorded a $490.6 million pre-tax, non-cash impairment charge related to the goodwill associated with its Dental segment acquired in the June 2021 acquisition of Cantel. The charge is primarily driven by deteriorating macro-economic conditions, including rising interest rates and increased supply chain and inflationary costs, as well as uncertainty regarding the impact such economic strains may have on patient and Customer behavior in the short-term. Adjusted net income (see Non-GAAP Financial Measures) for the second quarter of fiscal 2023 was $199.6 million or $1.99 per diluted share, compared with the previous year’s second quarter of $200.3 million or $1.99 per diluted share.

Healthcare revenue as reported declined 2% in the quarter to $732.8 million compared with $744.1 million in the second quarter of fiscal 2022, primarily due to the impact of the divestiture of the Renal Care business and the negative impact from foreign currency. This performance reflected a 5% improvement in capital equipment revenue and a 1% increase in service revenue, which were offset by a 9% decline in consumable revenue driven primarily by divestiture and foreign currency. Constant currency organic revenue increased 7% for the quarter compared with the prior year quarter. Healthcare operating income was $165.3 million compared with $168.3 million in last year’s second quarter. This decrease was primarily due to higher supply chain and inflationary costs as well as the impact of the divestiture, which more than offset improved volume and price.

Fiscal 2023 second quarter revenue for Applied Sterilization Technologies (AST) increased 13% as reported to $232.4 million compared with $204.9 million in the same period last year. Constant currency organic revenue in the quarter increased 19%, driven primarily by increased demand from medical device and biopharma Customers. Segment operating income increased to $110.4 million in the second quarter of fiscal 2023 compared with operating income of $99.8 million in the same period last year, primarily due to increased volume.

Life Sciences second quarter revenue as reported declined 5% to $125.8 million compared with $132.3 million in the second quarter of fiscal 2022. This performance reflected a 5% increase in service revenue, which was offset by a 12% decrease in capital equipment revenue and a 7% decline in consumable revenue. Constant currency organic revenue was flat in the quarter compared with the prior year quarter. Operating income was $48.6 million in the second quarter of fiscal 2023 compared with $57.5 million in the prior year’s second quarter. This decrease was primarily due to the decline in volume, increased supply chain and inflationary costs and the negative impact from foreign currency.

Dental second quarter revenue as reported declined 5% to $109.6 million compared with $115.6 in the second quarter of fiscal 2022. Constant currency organic revenue decreased 3% in the quarter compared with the prior year quarter. Operating income was $28.1 million in the second quarter of fiscal 2023 compared with $32.4 million in the prior year’s second quarter. This decline was primarily due to the reduction in volume and increased supply chain and inflationary costs.

Cash Flow
Net cash provided by operations for the first half of fiscal 2023 was $335.6 million, compared with $268.8 million in the first half of fiscal 2022. Free cash flow (see Non-GAAP Financial Measures) for the first half of fiscal 2023 was $138.2 million compared with $135.8 million in the prior year period. Cash flow was limited during the fiscal 2023 period by higher working capital requirements, in particular inventory, as well as approximately $65 million in increased capital spending, mainly due to timing.

Fiscal 2023 Outlook
Based on foreign currency forward rates through March 31, 2023, STERIS now anticipates additional currency headwinds. The total revenue impact is now expected to be approximately $150 million, an increase from prior expectations of $100 million. As a result, as reported revenue is now anticipated to grow 8% compared with prior expectations of 9% growth. Constant currency organic revenue expectations are unchanged at 10% growth.

The impact from foreign currency rate changes is now expected to impact adjusted earning per diluted share by approximately $0.15 for fiscal 2023, compared with prior expectations of approximately $0.10. The adjusted earnings per diluted share range of $8.40 to $8.60 remains unchanged, although the Company believes the high-end of the range is less likely due to the additional currency headwind.

As a result of higher than anticipated working capital requirements, in particular inventory, STERIS now anticipates free cash flow will be approximately $600 million for fiscal 2023, a decline from prior expectations of $675 million.

Conference Call
As previously announced, STERIS management will host a conference call tomorrow, November 10, 2022 at 10:00 a.m. ET. The conference call can be heard at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. ET on November 10, either at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 4748936 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS
STERIS is a leading global provider of products and services that support patient care with an emphasis on infection prevention. WE HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare, life sciences and dental products and services. For more information, visit www.steris.com.

Company Contact:
Julie Winter, Vice President, Investor Relations and Corporate Communications
Julie_Winter@steris.com

Non-GAAP Financial Measures
Adjusted net income, adjusted income from operations, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income and adjusted income from operations exclude the amortization of intangible assets acquired in business combinations, acquisition and divestiture related transaction costs, integration costs related to acquisitions, tax restructuring costs, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
The release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s other securities filings, including Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2022 and subsequently filed Quarterly Reports on Form 10-Q. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the impact of the COVID-19 pandemic or similar public health crises on STERIS’s operations, supply chain, material and labor costs, performance, results, prospects, or value, (b) STERIS's ability to achieve the expected benefits regarding the accounting and tax treatments of the redomiciliation to Ireland (“Redomiciliation”), (c) operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected, (d) STERIS’s ability to successfully integrate the businesses of Cantel Medical into our existing businesses, including unknown or inestimable liabilities, or increases in expected integration costs or difficulties in connection with the integration of Cantel Medical (e) STERIS’s ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (“TCJA”) or the possibility that anticipated benefits resulting from the TCJA will be less than estimated, (f) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (g) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, including as a result of inflation, (h) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (i) the possibility that application of or compliance with laws, court rulings, certifications, regulations or regulatory actions, including without limitation any of the same relating to FDA, EPA or other regulatory authorities, government investigations, the outcome of any pending or threatened FDA, EPA or other regulatory warning notices, actions, requests, inspections or submissions, the outcome of any pending or threatened litigation brought by private parties, or other requirements or standards may delay, limit or prevent new product or service introductions, affect the production, supply and/or marketing of existing products or services, result in costs to STERIS that may not be covered by insurance or otherwise affect STERIS’s performance, results, prospects or value, (j) the potential of international unrest, including the Russia-Ukraine military conflict, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (k) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (l) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products, due to supply chain issues or otherwise, or in the provision of services, (m) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in our Annual Report on Form 10-K for the year ended March 31, 2022, and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (n) the impact on STERIS and its operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and the Company’s ability to respond to such impacts, (o) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (p) the possibility that anticipated financial results or benefits of recent acquisitions, including the acquisition of Cantel Medical and Key Surgical, or of STERIS’s restructuring efforts, or of recent divestitures, including anticipated revenue, productivity improvement, cost savings, growth synergies and other anticipated benefits, will not be realized or will be other than anticipated, (q) the increased level of STERIS’s indebtedness incurred in connection with the acquisition of Cantel Medical limiting financial flexibility or increasing future borrowing costs, (r) rating agency actions or other occurrences that could affect STERIS’s existing debt or future ability to borrow funds at rates favorable to STERIS or at all, (s) the potential impact of the acquisition of Cantel Medical on relationships, including with suppliers, Customers, employees and regulators, and (t) the effects of changes in credit availability and pricing, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets, on favorable terms or at all, when needed.

STERIS plc
Consolidated Condensed Statements of Operations
(In thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,

	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$1,200,517	$1,196,985	$2,357,008	$2,165,407
Cost of revenues	668,182	716,641	1,306,875	1,258,781
Gross profit	532,335	480,344	1,050,133	906,626
Operating expenses:
Selling, general, and administrative	323,195	344,799	657,821	738,551
Goodwill impairment loss	490,565	—	490,565	—
Research and development	24,928	18,832	49,679	37,024
Restructuring expenses	62	210	88	224
Total operating expenses	838,750	363,841	1,198,153	775,799
Income from operations	(306,415)	116,503	(148,020)	130,827
Non-operating expenses, net	26,647	26,896	50,091	70,197
Income tax expense	(17,831)	19,982	6,365	12,907
Net income	$(315,231)	$69,625	$(204,476)	$47,723
Less: Net income (loss) attributable to noncontrolling interests	54	(186)	(453)	(281)
Net income attributable to shareholders	$(315,285)	$69,811	$(204,023)	$48,004
Earnings per ordinary share (EPS) data:
Basic	$(3.15)	$0.70	$(2.04)	$0.51
Diluted	$(3.15)	$0.69	$(2.04)	$0.50
Cash dividends declared per share ordinary outstanding	$0.47	$0.43	$0.90	$0.83

Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	99,969	99,848	100,025	95,000
Diluted number of shares outstanding	99,969	100,689	100,025	95,840

STERIS plc
Consolidated Condensed Balance Sheets
(in thousands)
	September 30,	March 31,
	2022	2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$258,259	$348,320
Accounts receivable, net	780,113	799,041
Inventories, net	644,936	574,999
Prepaid expenses and other current assets	204,991	156,637
Total current assets	1,888,299	1,878,997

Property, plant, and equipment, net	1,572,398	1,552,576
Lease right-of-use assets, net	174,073	188,480
Goodwill	3,705,140	4,404,343
Intangibles, net	3,077,492	3,328,537
Other assets	72,234	70,661
Total assets	$10,489,636	$11,423,594
Liabilities and equity
Current liabilities:
Accounts payable	$233,308	$225,737
Other current liabilities	639,507	696,485
Total current liabilities	872,815	922,222
Long-term indebtedness	2,873,936	2,945,481
Other liabilities	929,438	1,011,254
Total equity	5,813,447	6,544,637
Total liabilities and equity	$10,489,636	$11,423,594

STERIS plc
Segment Data

Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands)	2022	2021 (*)	2022	2021 (*)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Healthcare	$732,813	$744,134	$1,431,339	$1,346,951
Applied Sterilization Technologies	232,358	204,892	453,269	413,794
Life Sciences	125,768	132,327	257,975	253,798
Dental	109,578	115,632	214,425	150,864
Total revenues	$1,200,517	$1,196,985	$2,357,008	$2,165,407
Segment operating income (loss):
Healthcare	$165,337	$168,335	$321,834	$306,709
Applied Sterilization Technologies	110,384	99,789	219,699	201,716
Life Sciences	48,619	57,519	103,924	106,607
Dental	28,059	32,392	47,655	42,511
Corporate	(67,056)	(79,497)	(142,999)	(156,771)
Total segment operating income	$285,343	$278,538	$550,113	$500,772
Less: Adjustments
Amortization of acquired intangible assets	$93,859	$74,791	$187,786	$116,531
Acquisition and integration related charges	3,844	17,404	13,676	158,400
Tax restructuring costs	77	159	251	110
(Gain) on fair value adjustment of acquisition related contingent consideration	—	—	(3,100)	—
Net (gain) loss on divestiture of businesses	899	(15)	4,777	404
Amortization of inventory and property "step up" to fair value	2,452	69,486	4,089	94,276
Restructuring charges	62	210	89	224
Goodwill impairment loss	490,565	—	490,565	—
Total income from operations	$(306,415)	$116,503	$(148,020)	$130,827
(*) Certain prior period costs were reallocated from the Healthcare segment to corporate to conform with current year presentation. The prior period segment operating income measure has been recast for comparability.

STERIS plc
Consolidated Condensed Statements of Cash Flows
(in thousands)
	Six Months Ended September 30,
	2022	2021
Operating activities:	(Unaudited)	(Unaudited)

Net income	$(204,476)	$47,723
Non-cash items	736,964	364,589
Changes in operating assets and liabilities	(196,918)	(143,546)
Net cash provided by operating activities	335,570	268,766
Investing activities:
Purchases of property, plant, equipment, and intangibles, net	(198,701)	(133,369)
Proceeds from the sale of property, plant, equipment, and intangibles	1,323	387
Proceeds from the sale of businesses	5,228	—
Acquisition of businesses, net of cash acquired	(15,192)	(547,353)
Net cash used in investing activities	(207,342)	(680,335)
Financing activities:
Proceeds from issuance of senior public notes	—	1,350,000
Proceeds from term loan	—	650,000
Payments on long-term obligations	—	(721,284)
Payments on convertible debt	—	(371,361)
Payments on term loans	(126,875)	(125,000)
Proceeds (payments) under credit facilities, net	99,111	(65,021)
Deferred financing fees and debt issuance costs	—	(17,343)
Acquisition related deferred or contingent consideration	(153)	(25,262)
Repurchases of ordinary shares	(69,922)	(24,751)
Cash dividends paid to ordinary shareholders	(89,981)	(77,107)
Distributions to noncontrolling interest	—	(997)
Stock option and other equity transactions, net	1,458	7,829
Net cash provided by (used in) financing activities	(186,362)	579,703
Effect of exchange rate changes on cash and cash equivalents	(31,927)	(5,171)
Increase (decrease) in cash and cash equivalents	(90,061)	162,963
Cash and cash equivalents at beginning of period	348,320	220,531
Cash and cash equivalents at end of period	$258,259	$383,494

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS's calculation of free cash flows may vary from other companies.

	Six Months Ended September 30,
	2022	2021
	(Unaudited)	(Unaudited)

Calculation of Free Cash Flow:
Cash flows from operating activities	$335,570	$268,766
Purchases of property, plant, equipment, and intangibles, net	(198,701)	(133,369)
Proceeds from the sale of property, plant, equipment, and intangibles	1,323	387
Free Cash Flow	$138,192	$135,784

STERIS plc
Non-GAAP Financial Measures
(in thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provides the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three months ended September 30, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2022	2021	2022	2021	2022	2022	2022	2022
Segment revenues:
Healthcare	$732,813	$744,134	$—	$(42,689)	$(17,337)	(1.5)%	4.5%	6.9%
Applied Sterilization Technologies	232,358	204,892	—	—	(12,301)	13.4%	13.4%	19.4%
Life Sciences	125,768	132,327	—	(2,358)	(4,235)	(5.0)%	(3.2)%	—%
Dental	109,578	115,632	—	—	(2,639)	(5.2)%	(5.2)%	(3.0)%
Total	$1,200,517	$1,196,985	$—	$(45,047)	$(36,512)	0.3%	4.2%	7.4%

	Six months ended September 30, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2022	2021	2022	2021	2022	2022	2022	2022
Segment revenues:
Healthcare	$1,431,339	$1,346,951	$98,400	$(56,655)	$(27,782)	6.3%	3.3%	5.5%
Applied Sterilization Technologies	453,269	413,794	—	—	(21,849)	9.5%	9.5%	14.8%
Life Sciences	257,975	253,798	2,800	(3,144)	(7,332)	1.6%	1.8%	4.7%
Dental	214,425	150,864	65,009	—	(3,399)	n/m	n/m	n/m
Total	$2,357,008	$2,165,407	$166,209	$(59,799)	$(60,362)	8.8%	4.0%	6.9%
n/m:not meaningful

STERIS plc
Non-GAAP Financial Measures (Continued)
(in thousands, except per share data)

	Three months ended September 30, (unaudited)
	Gross Profit		Income from Operations		Net Income attributable to shareholders		Diluted EPS
	2022	2021	2022	2021	2022	2021	2022	2021
GAAP	$532,335	$480,344	$(306,415)	$116,503	$(315,285)	$69,811	$(3.15)	$0.69
Adjustments:
Amortization of acquired intangible assets	431	2,268	93,859	74,791
Acquisition and integration related charges	1,320	4,811	3,844	17,404
Tax restructuring costs	—	—	77	159
Net loss (gain) on divestiture of businesses	1,749	—	899	(15)
Amortization of inventory and property "step up" to fair value	1,590	65,555	2,452	69,486
Restructuring charges	—	—	62	210
Goodwill impairment loss	—	—	490,565	—
Fair value adjustment related to convertible debt, premium liability					—	4,883
Net impact of adjustments after tax(1)					514,867	125,620
Net EPS impact							5.14	1.30
Adjusted	$537,425	$552,978	$285,343	$278,538	$199,582	$200,314	$1.99	$1.99
For the three months ended September 30, 2022:
Weighted average diluted shares as reported							99,969
Effect of dilutive share equivalents that were anti-dilutive to diluted EPS as reported							559
Weighted average diluted shares as adjusted							100,528
(1) The tax expense includes both the current and deferred income tax impact of the adjustments.

	Six months ended September 30, (unaudited)
	Gross Profit		Income from Operations		Net Income attributable to shareholders		Diluted EPS
	2022	2021	2022	2021	2022	2021	2022	2021
GAAP	$1,050,133	$906,626	$(148,020)	$130,827	$(204,023)	$48,004	$(2.04)	$0.50
Adjustments:
Amortization of acquired intangible assets	849	5,476	187,786	116,531
Acquisition and integration related charges	2,002	5,419	13,676	158,400
Tax restructuring costs	—	—	251	110
(Gain) on fair value adjustment of acquisition related contingent consideration	—	—	(3,100)	—
Net loss on divestiture of businesses	2,283	—	4,777	404
Amortization of inventory and property "step up" to fair value	3,805	86,408	4,089	94,276
Restructuring charges	—	—	89	224
Goodwill impairment loss	—	—	490,565	—
Fair value adjustment related to convertible debt, premium liability					—	27,806
Net impact of adjustments after tax(1)					564,713	284,425
Net EPS impact							5.92	3.26
Adjusted	$1,059,072	$1,003,929	$550,113	$500,772	$360,690	$360,235	$3.88	$3.76
For the six months ended September 30, 2022:
Weighted average diluted shares as reported							100,025
Effect of dilutive share equivalents that were anti-dilutive to diluted EPS as reported							600
Weighted average diluted shares as adjusted							100,625
(1)The tax expense includes both the current and deferred income tax impact of the adjustments.

STERIS plc
Non-GAAP Financial Measures (Continued)
(in thousands, except per share data)

FY 2023 Outlook	Twelve Months
Ended March 31, 2023
(Outlook)**

Net income per diluted share	$1.07-$1.27
Goodwill impairment loss	4.35
Amortization of acquired intangible assets	2.85
Acquisition and integration related charges	0.13
Adjusted net income per diluted share	$8.40-$8.60

Cash flows from operating activities	$930,000
Purchases of property, plant, equipment, and intangibles, net	(330,000)
Free Cash Flow	$600,000

** All amounts are estimates.

STERIS plc
Unaudited Supplemental Financial Data
Second Quarter Fiscal 2023
For the Periods Ending September 30, 2022 and 2021
	FY 2023	FY 2022	FY 2023	FY 2022
Total Company Revenues	Q2	Q2	YTD	YTD
Consumables	$413,411	$447,799	$830,236	$746,686
Service	534,123	511,747	1,053,538	990,890
Total Recurring	$947,534	$959,546	$1,883,774	$1,737,576
Capital Equipment	$252,983	$237,439	$473,234	$427,831
Total Revenues	$1,200,517	$1,196,985	$2,357,008	$2,165,407
Ireland Revenues	$16,995	$20,046	$35,171	$41,991
Ireland Revenues as a % of Total	1%	2%	1%	2%
United States Revenues	$871,981	$852,497	$1,706,082	$1,531,747
United States Revenues as a % of Total	73%	71%	72%	71%
International Revenues	$311,541	$324,442	$615,755	$591,669
International Revenues as a % of Total	26%	27%	26%	27%

Segment Data	FY 2023	FY 2022	FY 2023	FY 2022
	Q2	Q2	YTD	YTD
Healthcare
Revenues
Consumables	$246,050	$270,089	$498,082	$476,781
Service	274,279	271,640	541,639	516,875
Total Recurring	$520,329	$541,729	$1,039,721	$993,656
Capital Equipment	212,484	202,405	391,618	353,295
Total Healthcare Revenues	$732,813	$744,134	$1,431,339	$1,346,951
Segment Operating Income	$165,337	$168,335	$321,834	$306,709

Applied Sterilization Technologies
Applied Sterilization Technologies Revenues	$232,358	$204,892	$453,269	$413,794
Segment Operating Income	$110,384	$99,789	$219,699	$201,716

Life Sciences
Revenues
Consumables	$57,420	$61,748	$116,977	$118,284
Service	38,333	36,393	70,484	68,583
Total Recurring	$95,753	$98,141	$187,461	$186,867
Capital Equipment	30,015	34,186	70,514	66,931
Total Life Sciences Revenues	$125,768	$132,327	$257,975	$253,798
Segment Operating Income	$48,619	$57,519	$103,924	$106,607

Total Dental Revenues	$109,578	$115,632	$214,425	$150,864
Segment Operating Income	$28,059	$32,392	$47,655	$42,511

Other Data	FY 2023	FY 2022	FY 2023	FY 2022
	Q2	Q2	YTD	YTD
Healthcare Backlog *	$533,121	$311,240
Life Sciences Backlog *	99,457	98,263
Total Backlog *	$632,578	$409,503

GAAP Income Tax Rate	5.4%	22.3%	(3.2)%	21.3%
Adjusted Income Tax Rate	22.8%	22.0%	22.0%	21.5%
*Fiscal 2022 Backlog totals exclude Cantel Medical Corp.

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.